CONSENT OF INDEPENDENT ACCOUNTANT

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Accountants’ Compilation Report dated October 30, 2015 relating to the consolidated balance sheets of Virtuix Holdings, Inc. and Subsidiaries as of September 30, 2015 and March 31, 2015, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the six months ended September 30, 2015 and the six months ended September 30, 2014, and the related notes to the consolidated financial statements.

/s/ Seitz, Demarco & McGovern, PLLC

Tomball, TX

November 5, 2015